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Chico’s FAS, Inc.

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Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. Files Definitive Proxy Materials
and Mails Letter to Shareholders

Urges Shareholders to Vote “FOR” Each of Chico’s FAS’ Highly-Qualified Director Nominees on the WHITE Proxy Card

Barington’s Contest Extraneous Given New CEO Shelley Broader’s Successful Strategic Execution on New Focus Areas and Company’s Refreshed Board with Superior Skills and Current Retail Sector Expertise

Fort Myers, FL – June 6, 2016 – Chico’s FAS, Inc. (NYSE:CHS) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Shareholders to be held on July 21, 2016. Shareholders of record as of May 16, 2016, will be entitled to vote at the meeting.

In conjunction with the definitive proxy filing, Chico’s FAS is mailing a letter to the Company’s shareholders. Highlights from the letter include:

•
Under the direction of a new Chief Executive Officer and President, Shelley Broader, Chico’s FAS is executing a new strategic plan built around four focus areas that we believe will usher in a new era of profitable growth and value creation for Chico’s FAS shareholders.

•	Just 180 days into Ms. Broader’s new role, the Company is making measurable progress on this plan – with more to come.

•	In addition to improving operations and making key new hires, Chico’s FAS is proactively enhancing its governance practices.

•	The Company has proposed new world-class leaders to be added to the Board to ensure Chico’s FAS has the most relevant skill sets and expertise to successfully execute its strategy.

•	The Board determined that Barington’s nominees lack the relevant skills and expertise needed to support the progress being made and the Company’s new strategic plan.

Chico’s FAS’ definitive proxy materials and other materials regarding the Board of Directors’ recommendation for the 2016 Annual Meeting can be found at the investor relations section of the Company’s website at www.chicosfas.com.

The full text of the letter being mailed to shareholders follows:

VOTE THE ENCLOSED WHITE PROXY CARD TODAY
“FOR” ALL FOUR OF CHICO’S FAS’ HIGHLY QUALIFIED DIRECTOR NOMINEES

June 6, 2016

Dear Chico’s FAS Shareholder:

At Chico’s FAS’ 2016 Annual Meeting of Shareholders on July 21, 2016, you will be asked to make an important decision regarding the composition of the Company’s Board of Directors that we believe will impact the future of the Company and the value of your investment in Chico’s FAS.

Under the direction of our new Chief Executive Officer and President, Shelley Broader, Chico’s FAS is executing a new strategic plan built around four focus areas that we believe will usher in a new era of profitable growth and value creation for Chico’s FAS shareholders. We are making measurable progress on this plan – with more to come.

To support the Company’s success and its new operating priorities, and after an extensive search process, we recently nominated two new independent directors to stand for election to your Board: Bonnie Brooks, Vice Chairman of Hudson's Bay Company, and Bill Simon, the former President and Chief Executive Officer of Walmart U.S. Ms. Brooks brings considerable apparel, merchandising, and turnaround expertise to Chico’s FAS, and Mr. Simon has an impressive track record of driving cost efficient operations with other leading retailers. They – along with Ms. Broader, and Janice Fields, an independent director of Chico’s FAS since 2013 and the former President of McDonald’s USA, LLC – will stand for election at the 2016 Annual Meeting. We believe that, together, these four candidates – Shelley Broader, Bonnie Brooks, Janice Fields and Bill Simon – have superior qualifications to build the value of your investment.

As you may be aware, Barington Companies Equity Partners, L.P. (“Barington”) has indicated it will solicit proxies in opposition to your Board in order to elect two of its own nominees to the Chico’s FAS Board. Your board has already thoughtfully reviewed and ultimately rejected Barington’s nominees. We believe that replacing any of the Company’s director candidates with Barington’s nominees would deprive the Company of skills and expertise that would significantly contribute to the progress we are making.

Your vote is very important. We encourage you to protect the value of your investment in Chico’s FAS by voting online, by telephone or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided TODAY.

POSITIVE CHANGE IS UNDERWAY AT CHICO’S FAS ✓ NEW CEO AND PRESIDENT ✓ EXECUTING ON ADDITIONAL OPERATING INITIATIVES ✓ KEY NEW HIRES ✓ ENHANCED GOVERNANCE PRACTICES ✓ NEW WORLD-CLASS BOARD NOMINEES

CHICO’S FAS APPOINTED A NEW CHIEF EXECUTIVE OFFICER AND PRESIDENT WHO IS DRIVING EXECUTION THROUGH FOUR NEW FOCUS AREAS

Chico’s FAS is an industry leader with a strong platform for growth and value creation. The Company benefits from three powerful and differentiated brands that serve growing and attractive consumer segments, one of the most loyal customer bases in the industry, and leading omni-channel capabilities.

To ensure we fully capitalize on these strengths, six months ago, the Board brought in Ms. Broader as the Company’s new Chief Executive Officer and President. Ms. Broader has more than 25 years of experience leading premier retail businesses, including Walmart, Michael’s Stores, and several banners within Delhaize Group. In these roles, she has worked to drive revenue growth, standardize processes, disciplines and metrics, and better align store operations and resources with the buying patterns of the retailers’ customer bases – all areas of skills and expertise that will benefit Chico’s FAS.

In February 2016, just three months into her appointment, Ms. Broader introduced, and the Board approved, four new focus areas for the organization:

•	Evolving the customer experience by better integrating the digital and physical retail environments, and creating and leveraging a more agile supply chain;

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Strengthening the position of each brand, including articulating and executing against a clear role in the marketplace for each brand and its related merchandise, leveraging the connection the Company has with its loyal customers, attracting new customers, and continuing to deliver unparalleled service and fashion that resonates with our customers;

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Leveraging actionable retail science by using the vast amounts of customer and operational data available to the Company to develop algorithms and predictive analytics that enable real-time decision-making and improve how the Company goes to market, stocks product, and interacts with customers; and

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Sharpening the Company’s financial principles to optimize the allocation of free cash flow and drive further cost savings across the Company through the shared service model, the combination and negotiation of contracts, a more effective use of marketing dollars and modernizing processes, among other areas.

THE COMPANY’S PROGRESS ON ITS NEW STRATEGIC PLAN IS BUTTRESSED BY ADDITIONAL OPERATING INITIATIVES AND KEY NEW HIRES

Beginning with a meeting of the Board on February 23, 2016, Ms. Broader and her team began studying certain significant initiatives to drive shareholder value, several of which have already been announced and are well underway.

On April 25, 2016, we announced a realignment of the Company’s Marketing and Digital Commerce functions, placing the decision makers directly into the Company's three brands, Chico's, White House Black Market and Soma. This realignment enables us to better support the individual brand’s needs and places these important functions closer to our customers, both of which we believe will help drive traffic. In addition, this realignment reduces costs and complexity, resulting in approximately $14 million of expected savings annually.

On May 26, 2016, we announced three additional initiatives, which together are expected to result in incremental annual savings of between $50 million and $70 million, while also fundamentally changing and improving our operating model and the cadence in which we go to market:

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Supply chain initiative: Through increased product testing, positioning fabric, optimizing seasonal product flow, and collaborating more effectively with our vendor partners, we can better provide the product our customers want, when they want it and realize expected savings of $30 million to $40 million annually. These cost savings reflect reductions in average unit cost and a reduced level of markdowns.

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Non-merchandise procurement initiative: Given our scale as a multi-brand operator, we have the opportunity to reduce our non-merchandise spend by an estimated $10 million to $20 million annually through a formalized process of strategic supplier rationalization, negotiation and collaboration.

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Marketing initiative: In addition to the marketing realignment announced in April, we expect to save at least another $11 million in annual marketing expense by better using our unparalleled customer specific data, incorporating predictive analytics, to determine the most effective marketing techniques to not only communicate with each customer personally but also ensure that merchandise pricing and allocation is optimized no matter where she wants to shop – in our boutiques or at home.

Notably, these recently-announced initiatives (including the April marketing realignment) are expected to result in aggregate costs savings of between $65 million and $85 million annually – equivalent to 2.5% to 3.3% of our trailing twelve months revenue and reflecting significant progress towards achieving our 10% operating margin goal. Of this run rate target, we expect to deliver $15 million of savings by the end of fiscal 2016.

In addition to these operating improvement initiatives, Ms. Broader has begun to build out her management team with new leaders who bring skills and expertise to support and accelerate the progress we are making. She has made new hires in real estate and construction, planning and allocation, legal and human resources, including among others:

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Susan Lanigan has been appointed Executive Vice President and General Counsel. Ms. Lanigan has more than 15 years of experience in the retail industry, including serving as Executive Vice President, General Counsel of Dollar General Corporation, where she was instrumental in the Company’s growth and strategic planning work.

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Kristin Oliver has been appointed Chief Human Resources Officer. She joins the Company from Walmart U.S., where she was Executive Vice President of People, supporting 1.4 million associates. Ms. Oliver has significant experience implementing world-class talent attraction, development and retention programs.

Clearly, positive change is underway at Chico’s FAS. In less than six months since Ms. Broader’s appointment, she has launched a new plan and is executing on it with new team members and multiple initiatives designed to improve how we operate, enhance our brands’ growth and reduce costs by between $65 million and $85 million annually. The Company’s cost review is ongoing, and we expect to identify additional opportunities for savings and efficiencies.

As we look ahead, we intend to direct capital to further fortify our brands and drive profitable growth.

Continued capital returns to shareholders through quarterly dividends and our share repurchase program will also remain a priority. Since 2010, more than $1.1 billion, or approximately 131% of free cash flow, has been returned to shareholders through quarterly dividends and share repurchases. This is significantly higher than the median of our peers as defined in our 2015 proxy statement, who have returned only 103% of their free cash flow to shareholders through dividends and share repurchases over the same time period. Chico’s FAS has returned $398 million, or approximately 302% of free cash flow, to shareholders through dividends and share repurchases since the beginning of 2015.1

IN ADDITION TO IMPROVING OUR OPERATIONS, WE ARE PROACTIVELY ENHANCING OUR GOVERNANCE PRACTICES…

As we work to improve our operating performance, the Chico’s FAS Board has also continued to evaluate how best its governance structure and board composition can drive value.

In this regard, we are pleased to highlight the Board’s recommendation “FOR” a Company-sponsored proposal to declassify the Board over a three-year period, such that the entire Board would stand for election at the 2019 Annual Meeting.

We also recently adopted a formal policy limiting directors to service on four public company boards of directors, in addition to the Chico’s FAS Board.

These governance enhancements further exemplify our desire to embrace change as we seek to improve all aspects of our business and organization.

…AND WE HAVE PROPOSED NEW WORLD-CLASS LEADERS TO BE ADDED TO THE BOARD TO ENSURE WE HAVE THE MOST RELEVANT SKILL SETS AND EXPERTISE TO SUCCESSFULLY EXECUTE OUR STRATEGY

In February 2016, the Corporate Governance and Nominating Committee of the Chico’s FAS Board began a search for new independent directors with the assistance of Herbert Mines Associates. After a thorough review of the field of candidates, the Chico’s FAS Board unanimously determined that Ms. Brooks and Mr. Simon have the most current and relevant skill sets and experience to support the Company and the actions being taken to improve performance and drive value.

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Ms. Brooks brings more than 30 years of global executive leadership experience in retail and merchandising, including having led three major international department store turnarounds. After previously serving as its President and Chief Executive Officer, she is currently the Vice Chairman of Hudson’s Bay Company, which owns and operates Saks Fifth Avenue, Lord and Taylor (USA), Kaufhof (Germany), and Hudson’s Bay (Canada) department stores.

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1 Capital returned includes dividends and share repurchases, which are calculated gross of withholding tax for comparability with peers; free cash flow is calculated as cash flow from operations, less capital expenditures.

•
Mr. Simon is a seasoned executive with a proven track record leading large, complex global retailers with best-in-class cost structures and premier consumer brands. As the former President and Chief Executive Officer of Walmart U.S., he was responsible for more than $280 billion in revenue and 1.2 million associates. In addition to helping implement one of the best supply chains in retail, Mr. Simon’s vision and execution placed Walmart on a path to future growth with the expansion of small format stores and the integration of the digital and physical retail experience.

With the election of Ms. Brooks and Mr. Simon, four of the Company’s nine directors, or almost half of the Board, will have been new to the Board in the past three years.

YOUR BOARD DETERMINED THAT BARINGTON’S NOMINEES LACK THE SKILLS AND EXPERTISE NEEDED TO SUPPORT OUR PROGRESS

As part of its search, the Board also reviewed five director candidates that Barington recommended, two of whom Barington has nominated for election – Jim Mitarotonda and Janet Grove. Based on this review and multiple conversations with the candidates and our Chairman, Chief Executive Officer and President, and Chair of the Board’s Corporate Governance and Nominating Committee, the Board determined that Barington’s candidates lack the skills and expertise we believe are most essential for your Company to continue to execute on our strategic plan:

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With regard to Ms. Grove, in the course of its review, the Board observed that while Ms. Grove has experience in the retail industry, this experience is five years dated, which is a significant gap in an industry as dynamic as retail. Unlike Ms. Brooks, Ms. Grove also lacks digital and ecommerce expertise, which are essential components of the Company’s strategy, and Ms. Grove has never served as a public company Chief Executive Officer. In addition to her significant merchandising and retail expertise, the Board believes Ms. Brooks’ experience and insights as a former Chief Executive Officer can be particularly helpful to Ms. Broader in her role as the Company’s new Chief Executive Officer.

•
With regard to Mr. Mitarotonda, the Board determined that much of the experience and skills he offers are represented by current directors and/or Ms. Brooks and Mr. Simon, and that Ms. Brooks’ retail, merchandising, and turnaround skills, and Mr. Simon’s cost cutting and supply chain expertise, together with their executive leadership experience at other premier retailers, better address the Company’s needs and new operating priorities. Further, Mr. Mitarotonda’s suggested cost reduction actions are duplicative with efforts already underway, and his traditional bricks and mortar growth strategy conflicts with the realities of the current retail environment and the more disciplined growth plan that the Chico’s FAS leadership team is pursuing.

Given these facts and Barington’s candidates’ lack of relevant expertise, in our view, the Board’s nominees are far better positioned to enhance the positive change already underway at Chico’s FAS.

PROTECT THE VALUE OF YOUR INVESTMENT –
VOTE THE WHITE PROXY CARD TODAY

The future of Chico’s FAS is bright. We are confident that the changes we are making and the actions we are taking will lead to improved performance and enhanced value creation for all Chico’s FAS shareholders.

We urge you to protect the value of your investment in Chico’s FAS by using the enclosed WHITE proxy card to vote “FOR” each of Chico’s FAS’ four nominees TODAY by telephone, by Internet, or by signing and dating the WHITE proxy card and returning it in the postage-paid envelope provided.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ David. F. Walker
David F. Walker
Chair of the Chico’s FAS Board

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

Innisfree M&A Incorporated
501 Madison Ave
New York, NY 10022

Toll-free at (877) 825-8971 (from the U.S. or Canada)

or

(412) 232-3651 (from other locations)

ABOUT CHICO'S FAS, INC.

The Company, through its brands – Chico's, White House Black Market, and Soma is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of April 30, 2016, the Company operated 1,517 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.whbm.com, and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance, including but without limitation, statements regarding our plans, objectives, and future success of our store concepts, the implementation of our previously announced restructuring program, and implementation of our program to increase the sales volume and profitability of our existing brands through four previously announced focus areas. These statements may address items such as future sales, gross margin expectations, SG&A expectations, operating margin expectations, planned store openings, closings and expansions, future comparable sales, inventory levels, and future cash needs. These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "expects," "believes," "anticipates," "plans," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such oral and written statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic and business conditions, conditions in the specialty retail industry, the availability of quality store sites, the ability to successfully execute our business strategies, the ability to achieve the results of our restructuring program, the ability to achieve the results of our four focus areas, the integration of our new management team, and those described in Item 1A, "Risk Factors" and in the "Forward-Looking Statements" disclosure in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Additional Information

Chico's FAS, its directors and certain of its executive officers are participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company's 2016 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. Copies are also available at no charge at the Company's website at www.chicosfas.com, by writing to Chico's FAS at 11215 Metro Parkway, Fort Myers, FL 33966, or by calling the Company's proxy solicitor, Innisfree, toll-free at (877) 825-8971.

Contacts:

Investors:
Jennifer Powers
Vice President - Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Arthur B. Crozier / Jennifer M. Shotwell / Jonathan E. Salzberger
Innisfree M&A Incorporated
(212) 750-5833

Media:
Barrett Golden / Leigh Parrish / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449